Exhibit 23.3

Deloitte & Touche LLP Brookfield Place 181 Bay Street Suite 1400 Toronto ON M5J 2V1 Canada

Tel: 416-601-6150 Fax: 416-601-6151 www.deloitte.ca

Consent of Independent Registered Chartered Accountants

We consent to the use in this Amendment No. 2 to Registration Statement No. 333-169867 on Form F-4 of our report dated October 6, 2010 relating to the balance sheet of Brookfield Residential Properties Inc. (formerly Brookfield BHS Holdings Inc. and 1831174 Ontario Inc.) appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ Deloitte & Touche LLP

Independent Registered Chartered Accountants

Licensed Public Accountants

December 22, 2010